August 2, 2007

Securities and Exchange Commission

100 F Street, North East

Washington, D.C. 20549

Gentlemen:

We have read the statement made by First Indiana Corporation (copy attached), which we understand will be filed with the Commission pursuant to Item 304 of Regulation S-K.. We agree with the statements concerning our Firm in such notification.

August 2, 2007